INDEPENDENT AUDITORS' CONSENT


The  Board  of  Directors
Emeritus  Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-20805) on Form S-3
of Emeritus Corporation of our report dated June 23, 2003, relating to the combined balance sheet of the Eight Facilities Operated by Balanced Care Corporation Acquired by Emeritus Corporation as of June 30, 2002, and the related statements of operations, changes in net equity (deficit) of parent company, and cash flows for the year then ended, which report appears in the report on Form 8-K of Emeritus Corporation dated July 15, 2003.


/s/  KPMG  LLP


Baltimore,  Maryland
July  15,  2003